Exhibit 3.05

CERTIFICATE OF AMENDMENT

OF THE

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

CHEGG, INC.

(a Delaware corporation)

Chegg, Inc., a corporation organized and existing under and by virtue of the provisions of the General Corporation Law of the State of Delaware (the “General Corporation Law”), does hereby certify that the following amendment to the corporation’s Amended and Restated Certificate of Incorporation has been duly adopted in accordance with the provisions of Section 242 of the Delaware General Corporation Law, with the approval of such amendment by the corporation’s stockholders having been given by written consent without a meeting in accordance with Sections 228 and 242 of the General Corporation Law:

Article Fourth, Section A. of the Amended and Restated Certificate of Incorporation is hereby amended to include the following additional paragraph:

“Effective upon the filing of this Certificate of Amendment, each outstanding share of the Common Stock of the Corporation shall , without any further action by this Corporation or the stockholders thereof, be reclassified and converted into two-thirds (2/3) of a share of Common Stock. No fractional shares shall be issued in connection with the foregoing combination; all shares of Common Stock so combined that are held by a stockholder will be aggregated subsequent to the foregoing combination and each fractional share resulting from such aggregation held by a stockholder shall be paid in cash the value of such fractional shares.”

The Amended and Restated Certificate of Incorporation is further amended to include the following paragraph as Article Tenth:

“TENTH: Unless the Corporation consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware shall, to the fullest extent permitted by law, be the sole and exclusive forum for (1) any derivative action or proceeding brought on behalf of the Corporation, (2) any action asserting a claim of breach of a fiduciary duty owed by, or other wrongdoing by, any director, officer, employee or agent of the Corporation to the Corporation or the Corporation’s stockholders, (3) any action asserting a claim arising pursuant to any provision of the General Corporation Law or the Corporation’s Restated Certificate of Incorporation or Bylaws, (4) any action to interpret, apply, enforce or determine the validity of the Corporation’s Restated Certificate of Incorporation or Bylaws or (5) any action asserting a claim governed by the internal affairs doctrine, in each such case subject to said Court of Chancery having personal jurisdiction over the indispensable parties named as defendants therein. Any person or entity purchasing or otherwise acquiring any interest in shares of capital stock of the Corporation shall be deemed to have notice of and consented to the provisions of this Article TENTH.”

IN WITNESS WHEREOF, said corporation has caused this certificate to be signed by its duly authorized officer this 3rd day of September, 2013 and the foregoing facts stated herein are true and correct.

CHEGG, INC.

By:	/s/ Andrew Brown
Name:	Andrew Brown
Title:	Chief Financial Officer